CONTACT: FELDMAN MALL PROPERTIES, INC. Larry Feldman – Chairman & CEO -or- Thomas E. Wirth–EVP, Chief Financial Officer (516) 684 -1239 1010 Northern Blvd, Suite 314 Great Neck, NY 11021

FELDMAN MALL PROPERTIES, INC. REPORTS 1ST QUARTER 2006 FINANCIAL RESULTS

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Conference Call to Discuss Results Will Be Held at 11:00 AM EST, Tuesday, May 9, 2006
Dial in: (866) 250-3615 or go to www.feldmanmall.com

GREAT NECK, N.Y.–May 9, 2006

RELEASE HIGHLIGHTS

•	Increased first quarter FFO to $0.21 per share (diluted) from $0.18 per share (diluted) in the first quarter 2005, an increase of 17%
•	Completed over 100,000 square feet in new significant leases
•	Completed acquisition of the Golden Triangle Mall located in Denton, Texas for $40 million
•	Completed acquisition of JCPenney anchor building at the Stratford Square Mall for $6.7 million
•	Obtained a $24.5 million secured line of credit

FINANCIAL RESULTS

Feldman Mall Properties, Inc. (NYSE:FMP) today reported Funds From Operations (“FFO”) totaling $3.0 million, or $0.21 per diluted share, for the first quarter ended March 31, 2006 as compared to $2.4 million, or $0.18 per diluted share for the first three months ended March 31, 2005. The Company’s net loss for the three months ended March 31, 2006 was $1.4 million, or $0.11 per diluted share, as compared to net income of $370,000, or $0.03 per diluted share for the first quarter of 2005. The Company had 14.7 and 13.8 million weighted average common shares and operating partnership units outstanding during the first quarters ended March 31, 2006 and 2005, respectively. “We are pleased with our overall solid performance during the quarter," said Larry Feldman, the Company's chairman and CEO. "We are making significant progress on all fronts, including leasing, construction, capital markets and new acquisitions. Our recent acquisition of Golden Triangle Mall in Texas underscores our clearly focused strategy to acquire select properties in densely populated markets with strong demographics."

OPERATING RESULTS

Foothills Mall – Tucson, Arizona

Shop occupancy, excluding temporary and anchor tenants, increased to 96.5% at March 31, 2006 from 83.4% at March 31, 2005. Including temporary tenants, shop occupancy as of March 31, 2006 was 96.5% versus 97.2% at March 31, 2005.

Average same store shop sales for shop tenants with less than 10,000 square feet for the trailing twelve month period ended March 31, 2006 increased 2.7% to $300 per square foot as compared to $292 per square foot for the twelve month period ended March 31, 2005. Average shop rents per square foot, excluding temporary tenants, increased 13.3% to $21.26 at March 31, 2006 as compared to $18.76 at March 31, 2005.

Harrisburg Mall – Harrisburg, Pennsylvania (Joint Venture Investment)

Shop occupancy, excluding temporary and anchor tenants, decreased to 63.9% at March 31, 2006 from 69.8% at March 31, 2005. Including temporary tenants, shop occupancy at March 31, 2006 was 77.9% versus 76.6% at March 31, 2005.

Average same store shop sales for the twelve month period ended March 31, 2006 increased 3.4% to $242 per square foot as compared to $234 per square foot for the twelve month period ended March 31, 2005. Average shop rents, excluding temporary tenants, increased 13.9% to $21.42 per square foot at March 31, 2006 from $18.81 per square foot at March 31, 2005.

Colonie Center Mall – Albany, New York

Shop occupancy, excluding temporary and anchor tenants, increased to 71.6% at March 31, 2006 from 65.6% at March 31, 2005. Including temporary tenants, shop occupancy at March 31, 2006 was 88.9% compared to 82.5% at March 31, 2005.

Average same store shop sales for the twelve month period ended March 31, 2006 were relatively unchanged at $295 per square foot as compared to $294 per square foot for the twelve month period ended March 31, 2005. Average shop rents, excluding temporary tenants, decreased 7.1% to $22.00 per square foot as of March 31, 2006 as compared to $23.68 per square foot as of March 31, 2005.

Stratford Square Mall – Bloomingdale, Illinois

Shop occupancy, excluding temporary and anchor tenants, decreased to 61.9% at March 31, 2006 as compared to 67.7% at March 31, 2005. Including temporary tenants, shop occupancy decreased to 76.4% at March 31, 2006 as compared to 84.2% at March 31, 2005.

Average same store shop sales for the twelve month period ended March 31, 2006 were relatively unchanged at $267 per square foot as compared to $266 per square foot for the twelve month period ended March 31, 2005. Average shop sales, excluding temporary tenants, increased 28.8% to $28.40 per square foot as of March 31, 2006 as compared to $22.04 per square foot as of March 31, 2005.

Northgate Mall – Cincinnati, Ohio

Shop occupancy, excluding temporary and anchor tenants, was 76.3% at March 31, 2006. Including temporary tenants, the shop occupancy at March 31, 2006 was 85.4%. Average shop sales were $289 per square foot for the twelve month period ended March 31, 2006. Average shop rents, excluding temporary tenants, were $24.53 per square foot at March 31, 2006.

Tallahassee Mall – Tallahassee, Florida

Shop occupancy, excluding temporary and anchor tenants, was 79.6% at March 31, 2006. Including temporary tenants, the shop occupancy as of March 31, 2006 was 88.9%. Average shop sales were $326 per square foot for the twelve months ended March 31, 2006. Average shop rents, excluding temporary tenants, were $22.70 per square foot at March 31, 2006.

REAL ESTATE ACTIVITY

Golden Triangle Mall – Denton, Texas

During April 2006, the Company completed the acquisition of the Golden Triangle Mall in the Northeastern Dallas suburb of Denton, TX, for approximately $40 million, or $135 per square foot. Including un-owned anchors, the Golden Triangle Mall is a 765,000 square foot regional mall. The mall is currently 92% occupied, including temporary tenants, but excluding anchors. Excluding the anchors and temporary tenants, the mall is 88% leased. Non-owned anchor tenants are: Foley's (expected to be converted to Macy’s this fall), Dillard's, Sears, JCPenney, DSW and Dillard's Men. These non-owned anchors currently occupy approximately 470,000 square feet of the mall’s total square footage. Additional name brand tenants include Ross Dress for Less, Barnes & Noble, Victoria's Secret, American Eagle Outfitters, Pacific Coast Sun Wear and Bath & Body Works.

“With an estimated population growth in excess of 20% over the next five years and an average household income of approximately $80,000, Denton is an up and coming Dallas suburb primed for retail demand,” stated Larry Feldman. “Our primary focus at the mall will first be to attract key retailers that draw in the more affluent shoppers of the Denton/Dallas area. To do this, we will create a more upscale look and feel to the mall through a variety of capital improvements including the addition of one or more sit down restaurants.”

In addition to adding an upscale eatery or two, the Company’s multi-million dollar capital improvement plan includes the addition of a food court, the addition of a possible entertainment use, enhancing signage from the freeway and updating common areas with lighting upgrades, soft seating, ceiling and floor accents.

Mr. Feldman added, “The Golden Triangle Mall is a perfect fit for FMP. It is located in a major market, it has immediate access to a major interstate (including visibility to over 100,000 cars per day) and the mall is in the path of explosive population growth.”

Funding for this acquisition was derived in part by the $28.5 million net proceeds received from the issuance of Trust Preferred securities, which is described below, and in part with the proceeds from the company’s recent joint venture on the Foothills Mall in Tucson, Arizona with Kimco Realty Corp.

Joint Venture with Kimco Realty on Foothills Mall – Tucson, Arizona

On February 22, 2006, the Company announced that it entered into a joint venture agreement with a subsidiary of Kimco Realty Corp. (NYSE: KIM) in connection with the Foothills Mall, located in the suburbs of Tucson, Arizona.

Under the terms of the joint venture, a subsidiary of FMP will convey the property to the venture at a price of $104 million, plus closing costs. The closing date of the joint venture is anticipated to be in June 2006 and is subject to the joint venture’s ability to obtain new mortgage financing. The Company estimates that Kimco’s contribution to the venture will be a maximum of approximately $25 million. At closing, the Company expects to derive approximately $39 million in cash and expects that it will retain a $7.2 million equity interest in the joint venture.

FMP will be the managing member of the joint venture and will be responsible for the management, leasing and construction of the property.

Stratford Square Anchor Property Acquisition

On April 7, 2006, the Company acquired the building occupied by JCPenney and related acreage at Stratford Square for a price of $6.7 million, or $46 per square foot. The purchase price includes assumption of a loan secured by the property and having a principal balance of $3.5 million. The loan is self amortizing, bears interest at a 5.15% fixed rate, and matures in November 2013.

SIGNIFICANT LEASING ACTIVITY

During the first quarter, the Company signed three major leases aggregating approximately 100,000 square feet. The three leases were: a) approximately 53,000 square feet to the Great Escape movie theater chain at the Harrisburg Mall, b) a 10,000 square feet lease to the Cheesecake Factory at Colonie Center and c) approximately 33,000 square feet to Barnes & Noble at Colonie Center.

FINANCING ACTIVITY

Trust Preferred Financing

In March 2006, the Company completed its previously announced $28.5 million Trust Preferred financing. Proceeds from this were primarily used in part to fund the acquisition of the Golden Triangle Mall. The securities mature in 2036 and bear interest at a fixed rate of 8.70% for the first five years and bear interest at a floating rate of LIBOR plus 3.45% thereafter.

Secured Line of Credit

In April 2006, in connection with the acquisition of the Golden Triangle Mall, the Company entered into a $24.5 million secured line of credit which bears interest at 140 basis points over LIBOR. The secured line of credit matures in April 2008. The line was fully drawn in connection with the acquisition of the Golden Triangle Mall.

SECOND QUARTER GUIDANCE

The Company’s first quarter FFO results of $0.21 per diluted share were in line with the Company’s previous guidance of $0.19 to $0.21 per diluted share.

For the second quarter of 2006, the Company expects FFO to be in the range of $0.21 to $0.24 per diluted share.

CONFERENCE CALL

The Company’s executive management team, led by Larry Feldman, CEO, and Tom Wirth the Company’s CFO will host a conference call and audio web cast on Tuesday, May 9, 2006 at 11:00 a.m. EST to discuss the financial results. The conference call may be accessed by dialing (866) 250-3615. No pass code is required. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s website at www.feldmanmall.com.

A replay of the call will be available for a limited time by dialing (800) 405-2236 using pass code 11060388, or you may access the replay via the Company’s web site.

NON-GAAP FINANCIAL MEASURES

Feldman Mall Properties, Inc., consistent with real estate industry and investment community preferences, uses FFO as a supplemental measure of operating performance. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (loss) (computed in accordance with Generally Accepted Accounting Principles (GAAP)), excluding gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of depreciable properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

The Company considers FFO a supplemental measure for equity REITs and a complement to GAAP measures because it facilitates an understanding of the operating performance of the Company’s properties. FFO does not give effect to real estate depreciation and amortization since these amounts are computed to allocate the cost of a property over its useful life. Since values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions, the Company believes that FFO provides investors with a clearer view of the Company’s operating performance.

In order to provide a better understanding of the relationship with FFO and GAAP net income, a reconciliation of FFO to GAAP net income has been provided on page 7 of this release. FFO does not represent cash flow from operating activities in accordance with GAAP, should not be considered as an alternative to GAAP net income and is not necessarily indicative of cash available to fund cash needs.

During the May 9, 2006 conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used a non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 7 of this release.

*Financial Tables Attached

Feldman Mall Properties, Inc. acquires, renovates and repositions enclosed regional shopping malls. Feldman Mall Properties Inc.'s investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales. For more information on Feldman Mall Properties Inc., visit the Company's website at www.feldmanmall.com.

The Company's portfolio, including non-owned anchor tenants, consists of seven regional malls aggregating approximately 7.0 million square feet.

To receive the Company’s latest news release and other corporate documents, please contact the Company at (516) 684-1239. All releases and supplemental data can also be downloaded directly from the Feldman Mall Properties website at: www.feldmanmall.com.

Forward-looking Information

This press release contains forward-looking statements that involve risks and uncertainties regarding various matters, including without limitation the success of our business strategy, including our acquisition, renovation and repositioning plans; our ability to close pending acquisitions and the timing of those acquisitions; our ability to obtain required financing; our understanding of our competition; market trends; our ability to implement our repositioning plans on time and within our budgets; projected capital and renovation expenditures; demand for shop space and the success of our lease-up plans; availability and creditworthiness of current and prospective tenants; and lease rates and terms. The forward-looking statements are based on our assumptions and current expectations of future performance. Theseassumptions and expectations may be inaccurate or may change as a result of many possible events or factors, not all of which are known to us. If there is any inaccuracy or change, actual results may vary materially from our forward-looking statements.

FELDMAN MALL PROPERTIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts In Thousands)	March 31, 2006	December 31, 2005

	(Unaudited)
Assets:
Investments in real estate, net	$399,246	$396,108
Investment in unconsolidated real estate partnership	3,158	3,153
Cash and cash equivalents	26,231	14,331
Restricted cash	8,044	7,707
Rents, deferred rents and other receivables, net	6,103	5,763
Acquired lease rights, net	13,321	14,205
Acquired in-place lease values, net	18,093	19,098
Acquired below-market ground lease, net	7,777	7,811
Deferred charges, net	4,585	2,843
Other assets, net	8,379	4,466

Total Assets	$494,937	$475,485

Liabilities and Stockholders' Equity:
Mortgage loans payable	$314,278	$318,489
Junior subordinated debt obligation	29,380	—
Due to affiliates	5,320	5,303
Accounts payable, accrued expenses and other liabilities	18,120	19,672
Dividends and distributions payable	3,342	3,331
Acquired lease obligations, net	11,028	11,612

Total liabilities	381,468	358,407

Minority interest	11,588	12,117

Total stockholders' equity	101,881	104,961

Total Liabilities and Stockholders' Equity	$494,937	$475,485

FELDMAN MALL PROPERTIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – UNAUDITED

(Amounts in Thousands, Except Per Share Data)

	Three Months Ended March 31,
	2006	2005

Revenue:
Rental	$10,690	$5,950
Tenant reimbursements	5,339	3,188
Management, leasing and development services	145	151
Interest and other income	504	283

Total Revenue	16,678	9,572

Expenses:
Rental property operating and maintenance	5,524	3,049
Real estate taxes	2,052	1,165
Interest (including amortization of deferred financing costs)	4,175	1,649
Depreciation and amortization	4,446	1,878
General and administrative	1,881	1,369

Total Expenses	18,078	9,110
Equity in loss of unconsolidated real estate partnership	(145)	(44)

(Loss) Income before minority interest	(1,545)	418
Minority interest	167	(48)

Net (Loss) Income	($1,378)	$370

Basic and diluted weighted average shares outstanding	12,798	13,809

Net (loss) income per share – basic	($0.11)	$0.03

Net income per share – diluted	—	$0.03

Funds from Operations (FFO)
FFO per share (Basic and Diluted)	$0.21	$0.18

FFO Calculation:
Net (Loss) Income	($1,378)	$370

Less:
Minority interest	167	(48)
Add:
Depreciation and amortization (excluding FF&E)	4,404	1,844
Joint venture FFO adjustment	180	164

FFO, before minority interest	$3,039	$2,426

Ownership interests:
Weighted average REIT common shares for basic net income per share	12,798	12,216
Weighted average partnership units held by minority interests and common stock equivalents	1,878	1,593

Weighted average shares and units outstanding	14,676	13,809